Exhibit 99.1

Choice Hotels: Amanda Allen

Tel: 301-592-6318

Email: MediaRelations@choicehotels.com

Choice Hotels Appoints Sallie Mae Executive Donna Vieira to its Board of Directors

ROCKVILLE, Md. (July 22, 2021) – Choice Hotels International, Inc. (NYSE: CHH), one of the world’s largest lodging franchisors, has appointed Donna Vieira to its board of directors.

Vieira is executive vice president and chief commercial officer at Sallie Mae where she oversees the company’s top line revenue growth, credit, pricing and loss mitigation, as well as products, sales, marketing, customer and digital experience, and business development. Previously, she was chief marketing officer of consumer banking and wealth management at JPMorgan Chase. She is a transformational, inclusive leader who throughout her career has consistently delivered outstanding business results through a clear strategic vision.

“Donna is an exceptional executive with a depth of experience in marketing and broader general management roles across the financial services sector. Her expertise in consumer-focused businesses will be a superb fit on our board,” said Stewart Bainum, Jr., chairman of the Choice Hotels board of directors.

Patrick Pacious, president and chief executive officer, Choice Hotels, further noted, “Donna is a highly-regarded leader, and we are very pleased to have her join the board. In her career, she has led organizations of scale, helped successfully elevate their brands and guided transformational success.”

Vieira brings extensive experience in marketing and general management via her current role at Sallie Mae and her work at other leading financial services companies including American Express and JP Morgan Chase. At American Express, Vieira focused on new customer acquisition and product development and oversaw the launch of a series of new card products including Blue Business and Business Membership Rewards and was

a member of the team that launched Open Small Business. At JP Morgan Chase, Vieira held key small business and consumer-focused roles. She led the development of strategic marketing, brand, and digital transformation initiatives to grow deposit and investment balances, as well as customer relationships.

Vieira earned a Master of Business Administration degree from the Lubin Graduate School of Business at Pace University, and a bachelor’s degree from Mount Allison University, Canada. Delaware Governor John Carney appointed Vieira as Chair of the Office of the Treasurer’s Plans Management Board, overseeing investment programs that help families to plan and save for post-secondary education.

She is also a member of the Executive Leadership Council, the pre-eminent membership organization that is committed to increasing the number of Black executives in global enterprises. In 2020, she was named among the Most Influential Black Executives in Corporate America by Savoy Magazine, honoring her exemplary record of accomplishments and commitment to bettering the community and inspiring others.

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About Choice Hotels®

Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world. With more than 7,100 hotels, representing nearly 600,000 rooms, in over 40 countries and territories as of March 31, 2021, the Choice® family of hotel brands provides business and leisure travelers with a range of high-quality lodging options from limited service to full-service hotels in the upscale, midscale, extended-stay and economy segments. The award-winning Choice Privileges® loyalty program offers members benefits ranging from everyday rewards to exceptional experiences. For more information, visit www.choicehotels.com.

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